Exhibit 99.1

Contact: Lendway, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES RIGHTS OFFERING

AND PLAN TO ADOPT NEW CORPORATE NAME

MINNEAPOLIS, MN – January 23, 2026 – Lendway, Inc. (Nasdaq: LDWY) (the “Company”) today announced its plan to conduct a strategic rights offering which is intended to significantly reduce the Company’s debt and strengthen its balance sheet. Specifically, the primary purpose of the rights offering is to allow the Company to take advantage of a negotiated option with the previous owners of the Company’s Bloomia operating business to settle their sellers’ note for a discount exceeding 50% of the current outstanding balance. Additionally, the Company intends to use a majority of the remaining proceeds from the rights offering to pay off a material amount of other outstanding debt, which is further expected to increase earnings and allow the Company to invest in future growth opportunities as they come. Assuming the successful completion of the rights offering, the Company’s overall debt would be reduced by up to 40% immediately following the rights offering, and is expected to be potentially down as much as 70% early this Summer, concluding our busy season.

Lendway’s Chairman and Co-Chief Executive Officer, Mark Jundt, commented, “We are very excited about the future of the Company and encourage our stockholders to recognize the unique opportunity in front of us. We have a very limited time opportunity to retire over $15 million in debt for $7.3 million, plus a further potential to retire another $6.6 million in other debt. These actions will have the strong potential to significantly strengthen the Company’s balance sheet, boost future earnings potential, and allow the Company to act on future market conditions that it is uniquely positioned to take advantage of. We believe this is unquestionably a major win for stockholders.” Co-Chief Executive Officer Dan Philp added, “The potential to reduce our debt by as much as $21 million as a result of a successful rights offering is incredible. In our collective opinion, this strategic rights offering will right-size the Company’s balance sheet to allow management to focus on continued growth and delivering increasing stockholder value. The immediate impact of the use of proceeds from the rights offering is such a glowing positive for the Company’s future that the Company’s largest stockholders, plus the corporate Executive team, will plan to enthusiastically participate in the offering, including in portions of oversubscription opportunities that may be available. And the reason we are doing a rights offering specifically, is because it is designed to give every single stockholder an opportunity to participate as well.”

As part of this historic opportunity, the Company will also be changing its corporate name to “Bloomia Holdings, Inc.” The legal name change will be effective in the coming weeks, at which time the Company will begin trading on NASDAQ under the new ticker symbol: TULP. “Tulp” is the Dutch word for tulip, honoring the original Dutch legacy of the Company’s operating business, Bloomia.

Intended Rights Offering Use of Proceeds

Use of proceeds (in ‘000s)	Amount	Projected Impact
Seller note settlement	$7,330	$8,000 gain and over $1,600 in annual interest savings
Related party notes settlement	$6,600	Over $600 in annual interest saved
Strategic investments	$1,370	Reduce operating cost and improve quality
Estimated Offering fees and costs	$200
TOTAL	$15,500	De-levered Bloomia, poised for growth

Exhibit 99.1

About Lendway, Inc.

Lendway, Inc. (Nasdaq: LDWY) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (800) 874-4648 or visit our website at www.lendway.com. Investor inquiries can be submitted to info@lendway.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from the results or performance expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,”  “expect,” “future,” “groundwork,” “intend,” “likely,” “may,” “plan,” “project,” “set ourselves up,” “will” and similar expressions identify forward-looking statements. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding, for instance: (i) our belief that our cash balance, cash generated by operations and borrowings available under our Credit Agreement, will provide adequate liquidity and capital resources for at least the next twelve months and (ii) regarding the potential for growth and other opportunities for our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. These statements are subject to the risks and uncertainties that could cause actual results to differ materially and adversely from the forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes.

Factors that could cause our estimates and assumptions as to future performance, and our actual results, to differ materially include the following: (1) our ability to complete the rights offering and the level of participation in, and correspondence proceeds received from us from, the rights offering, (2) our ability to compete, (3) concentration of revenue among a small number of customers, (4) dependency on Dutch tulip bulbs, (5) changes in interest rates, (6) ability to comply with the requirements of our credit agreement and operate within its restrictions, (7) economic and market conditions that may restrict or delay appropriate or desirable opportunities, (8) our ability to develop and maintain necessary processes and controls relating to our businesses, (9) reliance on one or a small number of employees, (10) our ability to generate enough cash or secure enough capital to execute our business plans, (11) our ability to obtain seasonal workers, (12) other economic, international, business, market, financial, competitive and/or regulatory factors affecting the Company’s businesses generally, (13) exchange rate fluctuations, (14) tariffs, and (15) the availability of additional capital on desirable terms, if at all. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Transition Report on Form 10-KT for the six months ended June 30, 2025 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. The Company assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.